News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2022 SECOND QUARTER NET INCOME PER SHARE ATTRIBUTABLE TO REX COMMON SHAREHOLDERS OF $0.63

Dayton, Ohio, (August 30, 2022) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2022 second quarter (“Q2 ‘22”) ended July 31, 2022. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2925

Webcast / Replay URL:	www.rexamerican.com

The webcast will be available for replay for 30 days.

REX American Resources’ Q2 ‘22 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its ethanol and by-products component as continuing operations and beginning in the third quarter of fiscal 2021 its refined coal component as discontinued operations as operations have now ceased.

REX’s Q2 ‘22 net sales and revenue were $240.3 million, compared with $195.7 million in Q2 ‘21. The year-over-year net sales and revenue increase was primarily due to higher pricing of ethanol, dried distillers grains, non-food grade corn oil and modified distillers grains. These factors were partially offset by increases in corn and natural gas prices. As a result, Q2 ‘22 gross profit for the Company’s continuing operations increased to $16.6 million, compared with $14.2 million in Q2 ‘21. During the second quarter of fiscal 2022, the Company’s two consolidated plants received COVID-19 relief grants from the U.S. Department of Agriculture totaling approximately $7.8 million based on reduced production in 2020. Additionally, the Company recognized approximately $1.6 million in income related to its equity share of relief grants received by its unconsolidated affiliates. As a result, the Company reported Q2 ‘22 income before income taxes and non-controlling interests of $19.2 million, compared with income before income taxes and non-controlling interests of $9.8 million in the comparable year ago period.

Net income attributable to REX shareholders from continuing operations in Q2 ‘22 was $11.2 million, compared to net income of $5.7 million in Q2 ‘21. Q2 ‘22 basic and diluted net income per share attributable to REX common shareholders was $0.63, compared to net income per share of $0.44 in Q2 ‘21. Per share results for Q2 ‘22 and Q2 ‘21 are based on 17,772,000 and 18,034,000 diluted weighted average shares outstanding, respectively, reflecting the Company’s recent 3-for-1 common stock split.

REX American Resources Q2 ‘22 Results, 8/30/22	page 2

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “I am pleased with the results for the second quarter of fiscal 2022, including a 23% increase in net sales and a 43% increase in net income per share. These results reflect the continued success of our strategy, the effectiveness of our plants and the tireless efforts of our teams to manage through a challenging operating environment, including higher pricing across our two largest input costs and logistic constraints.

“We currently remain confident in our ability to further leverage our resources and strong balance sheet to take advantage of opportunities ahead of us, including our carbon capture initiative, and create additional value for our employees, partners and shareholders.”

Balance Sheet

At July 31, 2022, REX had cash and cash equivalents and short-term investments of $245.1 million, $36.3 million of which was at the parent company, and $208.8 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2022, of $255.7 million, $42.9 million of which was at the parent company, and $212.8 million of which was at its consolidated ethanol production facilities.

During the fiscal second quarter ended July 31, 2022, and reflecting the 3-for-1 stock split effected August 5, 2022, the Company repurchased 221,883 shares of its common stock at a cost of $6.2 million. On a pre-split basis, the Company repurchased 73,961 shares of its common stock in the fiscal 2022 second quarter. The Company is currently authorized to repurchase up to an additional 1,126,356 shares of common stock and has approximately 17,640,042 shares of common stock outstanding (both figures adjusted for the August 5, 2022 3-for-1 stock split).

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Average selling price per gallon of ethanol	$2.65	$2.21	$2.47	$2.02
Average selling price per ton of dried distillers grains	$249.62	$206.78	$233.80	$207.84
Average selling price per pound of non-food grade corn oil	$0.72	$0.47	$0.68	$0.41
Average selling price per ton of modified distillers grains	$128.50	$90.54	$121.65	$79.13
Average cost per bushel of grain	$7.78	$6.45	$7.18	$5.86
Average cost of natural gas (per MmBtu)	$7.04	$3.30	$6.48	$3.24

Second Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2925 (domestic and international callers). Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

REX American Resources Q2 ‘22 Results, 8/30/22	page 3

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 704 million gallons of ethanol over the twelve-month period ended July 31, 2022. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended July 31, 2022) by the ethanol production facilities in which it has ownership interests was approximately 280 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500 / rex@jcir.com

REX American Resources Q2 ‘22 Results, 8/30/22	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Net sales and revenue	$240,328	$195,678	$434,556	$359,720
Cost of sales	223,744	181,524	406,060	326,089
Gross profit	16,584	14,154	28,496	33,631
Selling, general and administrative expenses	(9,148)	(6,231)	(14,351)	(16,134)
Equity in income of unconsolidated ethanol affiliates	3,598	1,844	5,549	2,414
Interest and other income, net	8,181	39	8,355	82
Income before income taxes and noncontrolling interests	19,215	9,806	28,049	19,993
Provision for income taxes	(4,330)	(1,767)	(6,178)	(3,991)
Net income from continuing operations	14,885	8,039	21,871	16,002
Net income attributable to noncontrolling interests (continuing operations)	(3,715)	(2,329)	(5,519)	(3,023)
Net income attributable to REX common shareholders (continuing operations)	11,170	5,710	16,352	12,979

Net income from discontinued operations, net of tax	-	2,013	-	2,448
Net loss attributable to noncontrolling interests (discontinued operations)	-	153	-	233
Net income attributable to REX common shareholders (discontinued operations)	-	2,166	-	2,681

Net income attributable to REX common shareholders	$11,170	$7,876	$16,352	$15,660

Weighted average shares outstanding - basic and diluted	17,772	18,034	17,777	18,031

Basic and diluted net income per share from continuing operations attributable to REX common shareholders	$0.63	$0.32	$0.92	$0.72
Basic and diluted net income per share from discontinued operations attributable to REX common shareholders	-	0.12		0.15
Basic and diluted net income per share attributable to REX common shareholders	$0.63	$0.44	$0.92	$0.87

- balance sheets follow -

REX American Resources Q2 ‘22 Results, 8/30/22	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)
Unaudited

	July 31,	January 31,
	2022	2022
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$54,639	$229,846
Short-term investments	190,471	25,877
Restricted cash	3,332	2,222
Accounts receivable	38,559	25,821
Inventory	49,928	42,225
Refundable income taxes	5,898	6,677
Prepaid expenses and other	14,505	12,499
Total current assets	357,332	345,167
Property and equipment, net	131,580	137,554
Operating lease right-of-use assets	12,893	11,221
Deferred taxes and other assets	21,950	25,853
Equity method investment	36,115	30,566
TOTAL ASSETS	$559,870	$550,361
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable - trade	$21,194	$32,266
Current operating lease liabilities	4,376	4,600
Accrued expenses and other current liabilities	16,383	13,617
Total current liabilities	41,953	50,483
LONG-TERM LIABILITIES:
Deferred taxes	3,132	3,132
Long-term operating lease liabilities	8,386	6,390
Other long-term liabilities	2,959	2,794
Total long-term liabilities	14,477	12,316
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Retained earnings	629,481	611,607
Treasury stock	(186,996)	(181,114)
Total REX shareholders’ equity	442,784	430,792
Noncontrolling interests	60,656	56,770
Total equity	503,440	487,562
TOTAL LIABILITIES AND EQUITY	$559,870	$550,361

- statements of cash flows follow -

REX American Resources Q2 ‘22 Results, 8/30/22	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(in thousands)
Unaudited

	Six Months Ended
	July 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income including noncontrolling interests	$21,871	$18,450
Net income from discontinued operations, net of tax	-	2,448
Net income from continuing operations	21,871	16,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,984	9,056
Amortization of operating lease right-of-use assets	2,835	2,734
Income from equity method investments	(5,549)	(2,414)
Interest income from investments	(488)	(27)
Deferred income taxes	4,153	3,158
Stock based compensation expense	856	567
Loss (gain) on sale of property and equipment - net	5	(3)
Changes in assets and liabilities
Accounts receivable	(12,738)	(9,808)
Inventories	(7,703)	(3,886)
Refundable income taxes	779	(1,132)
Other assets	(2,153)	282
Accounts payable - trade	(11,254)	4,800
Other liabilities	1,173	902
Net cash (used in) provided by operating activities from continuing operations	771	20,231
Net cash used in operating activities from discontinued operations	-	(3,074)
Net cash (used in) provided by operating activities	771	17,157
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(2,936)	(2,693)
Purchase of short-term investments	(189,988)	(49,281)
Sale of short-term investments	25,882	52,220
Other	-	30
Net cash used in (provided by) investing activities	(167,042)	276
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(6,193)	(1,356)
Payments to noncontrolling interests holders	(1,633)	(1,304)
Net cash used in financing activities from continuing operations	(7,826)	(2,660)
Net cash provided by financing activities from discontinued operations	-	139
Net cash used in financing activities	(7,826)	(2,521)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(174,097)	14,912
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - Beginning of period	232,068	146,158
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - End of period	$57,971	$161,070

Non-cash financing activities - Stock awards accrued	$563	$482
Non-cash financing activities - Stock awards issued	$1,539	$100
Non-cash investing activities - Accrued capital expenditures	$260	$67
Right-of-use assets acquired and liabilities incurred upon lease execution	$4,507	$3,267

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